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                                                                   Exhibit 2(iv)

                       Asset Purchase and Supply Agreement

Jerry Dunlap, doing business as MidSouth Sign Erectors, LLC (hereinafter "Buyer"), agrees to purchase certain assets and the operations (hereinafter "Purchase") related to the installation business of MidSouth Sign Company, Inc., (hereinafter "MS"). Terms and conditions of such purchase are outlined below:

     1. Effective date - Subject to certain conditions outlined below, the effective date of the Purchase is July 1, 2002.
     2. Assets acquired - A complete listing of all assets acquired is included on Exhibit A. MS will continue to operate its repair and service business.
     3. Liabilities assumed - There are no liabilities of MS to be assumed by the Buyer from this transaction.
     4. Purchase price - The purchase price of the assets acquired on Exhibit A is $139,500. This is payable as follows: Beginning July 1, 2002 through June 1, 2003, Buyer will pay$6,213.41 per month. Payments will be further divided as follows: $707.74 due on the 1st, 4005.67 by the 10th, and $1,500.00 by the 15th. On July 1, 2003, Buyer will pay balance of $64,939.08. Buyer has the right to prepay this balance at any point without penalty. Once fully paid, Buyer will own the equipment free and clear of any liens or encumbrances. MS will clear any existing liens prior to final payoff by Buyer.
     5. Supply agreement - Buyer and MS agree to enter into a supply agreement whereby MS agrees to grant Buyer the first right of refusal to supply installation services for MS. Buyer will be exclusive supplier of MS's installation work at MS's quoted price to the customer less 10%. Buyer will be paid a prorata portion of customer deposit (installation services divided by total sale contract times amount of deposit received, and the balance of the amounts due Buyer upon receipt of final customer payment. Buyer is free to contract with other sign manufacturers for business, but MS business shall always receive priority installation while this supply agreement is in effect. MS reserves the right to seek additional suppliers should Buyer's quality and performance not meet reasonable standards. Buyer shall have a period to correct any deficiencies prior to MS seeking other outside contractors. Additionally, Buyer agrees to assist MS with location and coordination of subcontractors outside the east Tennessee service area.

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     6.   Term of the supply agreement - The supply agreement described in Item
          5 will be valid for a period of 12 months (or sooner if the balance due in Item 4 above is satisfied before July 2003), and renewed automatically annually thereafter for 12 month periods unless notified in writing three months prior to any renewal by either party. MS agrees to compensate Buyer for installation services within 72 hours of receipt of customer monies, with such payment based on the prorating of installation services to total customer contract services.
     7. Sale of excess equipment - some equipment items purchased by Buyer and listed on Exhibit A may be sold by Buyer, with all proceeds applied to any outstanding principal balance, if any.
     8. Non-competition - Buyer agrees to not compete for maintenance and service business in the Knoxville and Tri-Cities metropolitan areas, and extending south to Athens, Tennessee and west to Cookeville, Tennessee. Both parties may pursue service and maintenance business in the Chattanooga and surrounding areas, and Buyer agrees to not solicit existing MS customers in those areas. Both parties acknowledge that other areas are considered open areas to competition. MS agrees to not pursue the installation business while the supply agreement in Item 5 is in effect.
     9. Non-raid - For a period of twenty-four months, and other than the employees listed on Exhibit B, Buyer agrees to not solicit or hire any MS employees, recognizing such hire may be damaging to MS's business. Should an employee leave MS, Buyer agrees to not solicit, hire, employ or contract with such employee for a period of six months from date of termination with MS.
     10. Collection agent - In an effort to expedite collection and payment to Buyer, MS authorizes Buyer to collect payments from MS customers and forward such payments direct to MS within 48 hours.
     11. Forwarding leads - from time to time, MS may provide Buyer with sign forwarding leads from other manufacturers. Buyer agrees to compensate MS with a five (5) per cent fee, payable upon receipt of customer monies by Buyer.
     12. Expenses - all expenses, including payroll, taxes, fuel, insurance licenses, phone and other related to Buyer's ability to perform its business under these agreements is the sole responsibility of the Buyer. Buyer agrees to provide MS with a certificate of insurance providing liability, damage and workers compensation coverage in adequate amounts to satisfy MS's current insurance requirements.

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     13.  Office and lot rental - MS agrees to rent office space and lot space to Buyer at a rate of $500.00 per month, with reasonable access during business and non-business hours for as long as the supply agreement is in effect. Such rental is payable by the 5/th/ of each month.
     14. Consulting services - MS agrees to pay Buyer $$1,200 per month for consulting services related its sign business for as long as the supply agreement is in effect. Such fee is payable by the 5/th/ of each month.
     15. Default by Buyer - Should the Buyer default in making its scheduled payments to MS, the following conditions apply. Buyer shall have 5 business days each month to make payment. Should Buyer fail to make payment within 5 business days, MS has right to offset any monies due Buyer for services against payments in default. If such offsets do not satisfy the amounts due and the payment (or any part of the payment) is overdue by twenty days, upon ten days notice MS has right to repossess equipment and Buyer waives all claims and agrees to turn over the equipment in its possession. Any payments made to date will be categorized as rental payments, and Buyer will have no right to reimbursement for those monies.
     16. Default by MS - If MS defaults on any payments to Buyer, Buyer has right to hold product or proceeds from its installations until such time as the payments are current. If MS defaults on third party debts that may impact its ability to fulfill its obligations under this agreement, Buyer has right to either make payments direct to third party creditors to satisfy such defaults, or renegotiate this supply agreement, or both, to protect its position with regards to the business arrangement.
     17. Warranties and representations by Buyer - Buyer represents that it is a corporation in good standing in the State of Tennessee, and has the right to enter into this agreement. Buyer further warrants it is entering into this agreement in good faith with the intent of providing contract services to MS. Buyer represents it will notify MS in writing of a default of any provision of its obligations under this agreement. Buyer acknowledges that some items of equipment, as indicated on Exhibit A, are subject to liens and encumbrances by third party and that MS must satisfy the secured creditors to fulfill parts of this agreement.
     18. Warranties and representations of MS - MS represents that it is a corporation in good standing in the State of Tennessee, and has full rights and authority to enter into this agreements. MS represents it will obtain a full release of any security interests in the purchased equipment by third party creditors. MS will promptly notify Buyer of

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     any default upon the part of MS with any secured, third party creditor that may have an impact on this agreement.
19. Jurisdiction - This agreement shall be construed under the laws of the State of Tennessee.
20. Notices - The parties shall provide written notices at the following addresses:

                     If to MS:
                           President
                           MidSouth Sign Company, Inc
                           1901 Jones Street
                           Knoxville, Tennessee 37920

                     If to Buyer:
                           Jerry Dunlap
                           112 Country Club Drive
                     Cleveland, Tennessee 37311

21. Entire agreement - This agreement is the entire agreement between the parties.

For Buyer:

   /s/ Jerry Dunlap                                      Date__________
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For MS:

   /s/ Charles R. West                                   Date__________
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